EXHIBIT 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

GARRY McGUIRE TO RETIRE AS AVAYA CFO

FOR IMMEDIATE RELEASE: TUESDAY, OCTOBER 3, 2006

BASKING RIDGE, N. J. — Avaya Inc., (NYSE:AV) a FORTUNE 500® company and leading global provider of business communications applications, systems and services, today said Garry K. McGuire will retire as chief financial officer and senior vice president, corporate development, effective Dec. 31, 2006.  McGuire will continue in a senior advisory role with Avaya through March 30, 2007.

The company has engaged the CFO specialist search firm, Crist Associates, to lead the search for his successor.

“Garry McGuire has made significant contributions to Avaya since we became an independent company in 2000,” said Lou D’Ambrosio, president and CEO, Avaya Inc.  “Garry has played an integral role in establishing Avaya’s financial strength, and his continued leadership has contributed to Avaya becoming a premier company in our industry. The board of directors and I want to thank Garry for his contributions and commitment to Avaya.”

Before joining Avaya, McGuire was president and chief executive officer of Williams Communications Solutions LLC.   He also served as president of NORTEL Communications Systems Inc.

McGuire is a member of the board of ANADIGICS Inc.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.